Exhibit 99.1.

BIOPURE                  Contact:  Douglas Sayles       Lee Stern (investors)
                                   Biopure Corporation  The Trout Group
                                   (617)234-6826        (212)477-9007x22
                                   PR@biopure.com       lstern@troutgroup.com
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FOR IMMEDIATE RELEASE
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     BIOPURE RECEIVES FDA RESPONSE TO HEMOPURE(R) MARKETING APPLICATION



CAMBRIDGE, Mass., August 1, 2003 - Biopure Corporation (Nasdaq: BPUR) announced today that the U.S. Food and Drug Administration (FDA) has completed its review of the company's biologic license application (BLA) for Hemopure(R) [hemoglobin glutamer - 250 (bovine)] and issued a letter requesting additional information. The letter focuses primarily on clarification of clinical and preclinical data and includes some comments on labeling. It does not request additional clinical trials. Biopure has applied to market Hemopure in the United States for the treatment of acutely anemic adult patients undergoing orthopedic surgery and for the elimination or reduction of red blood cell transfusions in these patients.

With 30 days remaining in the original BLA review cycle, the issuance of the letter has suspended the FDA review clock until Biopure submits a complete response.

"We're encouraged that the FDA has finished its review and provided comprehensive feedback in advance of the formal action due date. By maintaining thirty days on the review clock, the FDA is encouraging us to work with them to complete the approval process as quickly as possible," said Biopure President and CEO Thomas A. Moore. "We'll work with the Agency to address the remaining questions and will provide our answers as expeditiously as possible."

Anemia is a shortage of RBCs in the body that can create an oxygen deficit and lead to cell damage, organ dysfunction or, in severe cases, death. Acute anemia, usually caused by blood loss, is the primary indication for a RBC transfusion. In 1999, approximately 1.4 million RBC units were transfused in 500,000 high blood loss orthopedic surgical procedures.* These statistics are expected to increase as the population ages.

Hemopure is an oxygen therapeutic, or drug, consisting of chemically stabilized bovine hemoglobin formulated in a balanced salt solution. This stabilized, acellular hemoglobin circulates directly in plasma (the fluid part of blood) when administered intravenously, increasing oxygen delivery and diffusion. The product is compatible with all blood types, is stable for three years at room temperature (2(degree) to 30(degree) C), and is purified through patented and proprietary techniques that are validated to remove potential contaminants.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., is the leading manufacturer and marketer of oxygen therapeutics, a new class of drugs that are intravenously administered to deliver oxygen to the body's tissues for the treatment of acute surgical anemia and other potential medical applications. Hemopure(R) [hemoglobin glutamer - 200 (bovine)] is approved in South Africa for the treatment of acutely anemic surgical patients and for eliminating, delaying or reducing the need for red blood cell transfusion in these patients. The company's veterinary product, Oxyglobin(R) [hemoglobin glutamer - (200 bovine)], is a similar oxygen therapeutic approved in the United States and European Union for the treatment of anemia in dogs.

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Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.


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* Theta Reports study entitled "Synthetic Blood Products Worldwide" and the
National Center for Health Statistics' 1999 National Hospital Discharge Survey.